UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*


                             THOMAS EQUIPMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    884400102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  884400102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Laurus Master Fund, Ltd.
      98-0337673
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,430,098*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,430,098*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:    2,430,098
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------
THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.

Based on 24,325,310 shares of the common stock, par value $0.01 per share (the "Shares") of Thomas Equipment, Inc. a Delaware corporation (the "Company") outstanding, as of December 31, 2007, as disclosed by the Company to the Investors. As of December 31, 2007, Laurus Master Fund, Ltd. (the "Fund"), PSource Structured Debt Limited ("PSource"), Valens U.S. SPV I, LLC ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II" and together with the Fund, PSource, and Valens US, the "Investors") collectively held (i) a Secured Convertible Term Note, as amended and restated, in the aggregate initial principal amount of $6,000,000, which is convertible into Shares, at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Restated Term Note"), (ii) a Secured Convertible Term Note, in the aggregate initial principal amount of $1,900,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Second Term Note"), (iii) a Secured Revolving Note, as amended and restated, in the aggregate initial principal amount of $22,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Revolving Note"), (iv) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $8,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "MB Note", together with the Restated Term Note, the Second Term Note, and the Revolving Note, the "Notes"), (v) a warrant (as amended, the "A Warrant") to acquire up to 150,000 Shares at an exercise price of $.125 per share, subject to certain adjustments; (vi) a warrant (the B Warrant") to acquire up to 61,974,063 Shares at an exercise price of $0.01 per share, subject to certain adjustments;
(vii) a warrant (as amended, the "C Warrant") to acquire up to 400,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments an option, (viii) a warrant (as amended, the "D Warrant") to acquire up to
1,416,667 Shares, at an exercise price of $0.125 per share, subject to certain adjustments; (ix) a warrant (the "E Warrant") to acquire up to 844,497,199 Shares, at an exercise price of $0.01 per share, subject to certain adjustments,
(x) a warrant (as amended, the "F Warrant") to acquire up to 2,200,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xi) a warrant (the "G Warrant") to acquire up to 1,156,850 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xii) a warrant (the "H Warrant") to acquire up to 562,998,132 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xiii) a warrant (as amended, the "I Warrant") to acquire up to 50,662,500 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xiv) a warrant (the "J Warrant", and together with the A Warrant, the B Warrant, the C Warrant, the D Warrant, the E Warrant, the F Warrant, the G Warrant, the H Warrant and the I Warrant, the "Warrants") to acquire up to 49,397,524 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, and (xv) 2,217,372 Shares. Each of the Notes, and each of the Warrants, contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "Issuance Limitation"). The Issuance Limitation may be waived by the Investors upon no less than 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and
David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  884400102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      PSource Structured Debt Limited

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Guernsey
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,430,098*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,430,098*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:    2,430,098
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------
THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.

Based on 24,325,310 shares of the common stock, par value $0.01 per share (the "Shares") of Thomas Equipment, Inc. a Delaware corporation (the "Company") outstanding, as of December 31, 2007, as disclosed by the Company to the Investors. As of December 31, 2007, Laurus Master Fund, Ltd. (the "Fund"), PSource Structured Debt Limited ("PSource"), Valens U.S. SPV I, LLC ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II" and together with the Fund, PSource, and Valens US, the "Investors") collectively held (i) a Secured Convertible Term Note, as amended and restated, in the aggregate initial principal amount of $6,000,000, which is convertible into Shares, at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Restated Term Note"), (ii) a Secured Convertible Term Note, in the aggregate initial principal amount of $1,900,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Second Term Note"), (iii) a Secured Revolving Note, as amended and restated, in the aggregate initial principal amount of $22,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Revolving Note"), (iv) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $8,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "MB Note", together with the Restated Term Note, the Second Term Note, and the Revolving Note, the "Notes"), (v) a warrant (as amended, the "A Warrant") to acquire up to 150,000 Shares at an exercise price of $.125 per share, subject to certain adjustments; (vi) a warrant (the B Warrant") to acquire up to 61,974,063 Shares at an exercise price of $0.01 per share, subject to certain adjustments;
(vii) a warrant (as amended, the "C Warrant") to acquire up to 400,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments an option, (viii) a warrant (as amended, the "D Warrant") to acquire up to
1,416,667 Shares, at an exercise price of $0.125 per share, subject to certain adjustments; (ix) a warrant (the "E Warrant") to acquire up to 844,497,199 Shares, at an exercise price of $0.01 per share, subject to certain adjustments,
(x) a warrant (as amended, the "F Warrant") to acquire up to 2,200,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xi) a warrant (the "G Warrant") to acquire up to 1,156,850 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xii) a warrant (the "H Warrant") to acquire up to 562,998,132 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xiii) a warrant (as amended, the "I Warrant") to acquire up to 50,662,500 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xiv) a warrant (the "J Warrant", and together with the A Warrant, the B Warrant, the C Warrant, the D Warrant, the E Warrant, the F Warrant, the G Warrant, the H Warrant and the I Warrant, the "Warrants") to acquire up to 49,397,524 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, and (xv) 2,217,372 Shares. Each of the Notes, and each of the Warrants, contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "Issuance Limitation"). The Issuance Limitation may be waived by the Investors upon no less than 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and
David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  884400102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Laurus Capital Management, LLC
      13-4150669
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,430,098*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,430,098*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:    2,430,098
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.

Based on 24,325,310 shares of the common stock, par value $0.01 per share (the "Shares") of Thomas Equipment, Inc. a Delaware corporation (the "Company") outstanding, as of December 31, 2007, as disclosed by the Company to the Investors. As of December 31, 2007, Laurus Master Fund, Ltd. (the "Fund"), PSource Structured Debt Limited ("PSource"), Valens U.S. SPV I, LLC ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II" and together with the Fund, PSource, and Valens US, the "Investors") collectively held (i) a Secured Convertible Term Note, as amended and restated, in the aggregate initial principal amount of $6,000,000, which is convertible into Shares, at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Restated Term Note"), (ii) a Secured Convertible Term Note, in the aggregate initial principal amount of $1,900,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Second Term Note"), (iii) a Secured Revolving Note, as amended and restated, in the aggregate initial principal amount of $22,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Revolving Note"), (iv) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $8,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "MB Note", together with the Restated Term Note, the Second Term Note, and the Revolving Note, the "Notes"), (v) a warrant (as amended, the "A Warrant") to acquire up to 150,000 Shares at an exercise price of $.125 per share, subject to certain adjustments; (vi) a warrant (the B Warrant") to acquire up to 61,974,063 Shares at an exercise price of $0.01 per share, subject to certain adjustments;
(vii) a warrant (as amended, the "C Warrant") to acquire up to 400,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments an option, (viii) a warrant (as amended, the "D Warrant") to acquire up to
1,416,667 Shares, at an exercise price of $0.125 per share, subject to certain adjustments; (ix) a warrant (the "E Warrant") to acquire up to 844,497,199 Shares, at an exercise price of $0.01 per share, subject to certain adjustments,
(x) a warrant (as amended, the "F Warrant") to acquire up to 2,200,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xi) a warrant (the "G Warrant") to acquire up to 1,156,850 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xii) a warrant (the "H Warrant") to acquire up to 562,998,132 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xiii) a warrant (as amended, the "I Warrant") to acquire up to 50,662,500 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xiv) a warrant (the "J Warrant", and together with the A Warrant, the B Warrant, the C Warrant, the D Warrant, the E Warrant, the F Warrant, the G Warrant, the H Warrant and the I Warrant, the "Warrants") to acquire up to 49,397,524 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, and (xv) 2,217,372 Shares. Each of the Notes, and each of the Warrants, contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "Issuance Limitation"). The Issuance Limitation may be waived by the Investors upon no less than 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and
David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  884400102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Valens U.S. SPV I, LLC
      20-8903266
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,430,098*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,430,098*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:    2,430,098
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.

Based on 24,325,310 shares of the common stock, par value $0.01 per share (the "Shares") of Thomas Equipment, Inc. a Delaware corporation (the "Company") outstanding, as of December 31, 2007, as disclosed by the Company to the Investors. As of December 31, 2007, Laurus Master Fund, Ltd. (the "Fund"), PSource Structured Debt Limited ("PSource"), Valens U.S. SPV I, LLC ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II" and together with the Fund, PSource, and Valens US, the "Investors") collectively held (i) a Secured Convertible Term Note, as amended and restated, in the aggregate initial principal amount of $6,000,000, which is convertible into Shares, at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Restated Term Note"), (ii) a Secured Convertible Term Note, in the aggregate initial principal amount of $1,900,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Second Term Note"), (iii) a Secured Revolving Note, as amended and restated, in the aggregate initial principal amount of $22,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Revolving Note"), (iv) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $8,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "MB Note", together with the Restated Term Note, the Second Term Note, and the Revolving Note, the "Notes"), (v) a warrant (as amended, the "A Warrant") to acquire up to 150,000 Shares at an exercise price of $.125 per share, subject to certain adjustments; (vi) a warrant (the B Warrant") to acquire up to 61,974,063 Shares at an exercise price of $0.01 per share, subject to certain adjustments;
(vii) a warrant (as amended, the "C Warrant") to acquire up to 400,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments an option, (viii) a warrant (as amended, the "D Warrant") to acquire up to
1,416,667 Shares, at an exercise price of $0.125 per share, subject to certain adjustments; (ix) a warrant (the "E Warrant") to acquire up to 844,497,199 Shares, at an exercise price of $0.01 per share, subject to certain adjustments,
(x) a warrant (as amended, the "F Warrant") to acquire up to 2,200,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xi) a warrant (the "G Warrant") to acquire up to 1,156,850 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xii) a warrant (the "H Warrant") to acquire up to 562,998,132 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xiii) a warrant (as amended, the "I Warrant") to acquire up to 50,662,500 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xiv) a warrant (the "J Warrant", and together with the A Warrant, the B Warrant, the C Warrant, the D Warrant, the E Warrant, the F Warrant, the G Warrant, the H Warrant and the I Warrant, the "Warrants") to acquire up to 49,397,524 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, and (xv) 2,217,372 Shares. Each of the Notes, and each of the Warrants, contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "Issuance Limitation"). The Issuance Limitation may be waived by the Investors upon no less than 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and
David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  884400102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Valens Offshore SPV II, Corp.
      26-0811267
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,430,098*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,430,098*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:    2,430,098*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.

Based on 24,325,310 shares of the common stock, par value $0.01 per share (the "Shares") of Thomas Equipment, Inc. a Delaware corporation (the "Company") outstanding, as of December 31, 2007, as disclosed by the Company to the Investors. As of December 31, 2007, Laurus Master Fund, Ltd. (the "Fund"), PSource Structured Debt Limited ("PSource"), Valens U.S. SPV I, LLC ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II" and together with the Fund, PSource, and Valens US, the "Investors") collectively held (i) a Secured Convertible Term Note, as amended and restated, in the aggregate initial principal amount of $6,000,000, which is convertible into Shares, at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Restated Term Note"), (ii) a Secured Convertible Term Note, in the aggregate initial principal amount of $1,900,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Second Term Note"), (iii) a Secured Revolving Note, as amended and restated, in the aggregate initial principal amount of $22,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Revolving Note"), (iv) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $8,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "MB Note", together with the Restated Term Note, the Second Term Note, and the Revolving Note, the "Notes"), (v) a warrant (as amended, the "A Warrant") to acquire up to 150,000 Shares at an exercise price of $.125 per share, subject to certain adjustments; (vi) a warrant (the B Warrant") to acquire up to 61,974,063 Shares at an exercise price of $0.01 per share, subject to certain adjustments;
(vii) a warrant (as amended, the "C Warrant") to acquire up to 400,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments an option, (viii) a warrant (as amended, the "D Warrant") to acquire up to
1,416,667 Shares, at an exercise price of $0.125 per share, subject to certain adjustments; (ix) a warrant (the "E Warrant") to acquire up to 844,497,199 Shares, at an exercise price of $0.01 per share, subject to certain adjustments,
(x) a warrant (as amended, the "F Warrant") to acquire up to 2,200,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xi) a warrant (the "G Warrant") to acquire up to 1,156,850 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xii) a warrant (the "H Warrant") to acquire up to 562,998,132 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xiii) a warrant (as amended, the "I Warrant") to acquire up to 50,662,500 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xiv) a warrant (the "J Warrant", and together with the A Warrant, the B Warrant, the C Warrant, the D Warrant, the E Warrant, the F Warrant, the G Warrant, the H Warrant and the I Warrant, the "Warrants") to acquire up to 49,397,524 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, and (xv) 2,217,372 Shares. Each of the Notes, and each of the Warrants, contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "Issuance Limitation"). The Issuance Limitation may be waived by the Investors upon no less than 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and
David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  884400102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Valens Capital Management, LLC
      20-8903345
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,430,098*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,430,098*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:    2,430,098
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.

Based on 24,325,310 shares of the common stock, par value $0.01 per share (the "Shares") of Thomas Equipment, Inc. a Delaware corporation (the "Company") outstanding, as of December 31, 2007, as disclosed by the Company to the Investors. As of December 31, 2007, Laurus Master Fund, Ltd. (the "Fund"), PSource Structured Debt Limited ("PSource"), Valens U.S. SPV I, LLC ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II" and together with the Fund, PSource, and Valens US, the "Investors") collectively held (i) a Secured Convertible Term Note, as amended and restated, in the aggregate initial principal amount of $6,000,000, which is convertible into Shares, at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Restated Term Note"), (ii) a Secured Convertible Term Note, in the aggregate initial principal amount of $1,900,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Second Term Note"), (iii) a Secured Revolving Note, as amended and restated, in the aggregate initial principal amount of $22,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Revolving Note"), (iv) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $8,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "MB Note", together with the Restated Term Note, the Second Term Note, and the Revolving Note, the "Notes"), (v) a warrant (as amended, the "A Warrant") to acquire up to 150,000 Shares at an exercise price of $.125 per share, subject to certain adjustments; (vi) a warrant (the B Warrant") to acquire up to 61,974,063 Shares at an exercise price of $0.01 per share, subject to certain adjustments;
(vii) a warrant (as amended, the "C Warrant") to acquire up to 400,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments an option, (viii) a warrant (as amended, the "D Warrant") to acquire up to
1,416,667 Shares, at an exercise price of $0.125 per share, subject to certain adjustments; (ix) a warrant (the "E Warrant") to acquire up to 844,497,199 Shares, at an exercise price of $0.01 per share, subject to certain adjustments,
(x) a warrant (as amended, the "F Warrant") to acquire up to 2,200,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xi) a warrant (the "G Warrant") to acquire up to 1,156,850 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xii) a warrant (the "H Warrant") to acquire up to 562,998,132 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xiii) a warrant (as amended, the "I Warrant") to acquire up to 50,662,500 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xiv) a warrant (the "J Warrant", and together with the A Warrant, the B Warrant, the C Warrant, the D Warrant, the E Warrant, the F Warrant, the G Warrant, the H Warrant and the I Warrant, the "Warrants") to acquire up to 49,397,524 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, and (xv) 2,217,372 Shares. Each of the Notes, and each of the Warrants, contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "Issuance Limitation"). The Issuance Limitation may be waived by the Investors upon no less than 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and
David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  884400102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      David Grin

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Israel
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,430,098*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,430,098*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:    2,430,098
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.

Based on 24,325,310 shares of the common stock, par value $0.01 per share (the "Shares") of Thomas Equipment, Inc. a Delaware corporation (the "Company") outstanding, as of December 31, 2007, as disclosed by the Company to the Investors. As of December 31, 2007, Laurus Master Fund, Ltd. (the "Fund"), PSource Structured Debt Limited ("PSource"), Valens U.S. SPV I, LLC ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II" and together with the Fund, PSource, and Valens US, the "Investors") collectively held (i) a Secured Convertible Term Note, as amended and restated, in the aggregate initial principal amount of $6,000,000, which is convertible into Shares, at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Restated Term Note"), (ii) a Secured Convertible Term Note, in the aggregate initial principal amount of $1,900,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Second Term Note"), (iii) a Secured Revolving Note, as amended and restated, in the aggregate initial principal amount of $22,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Revolving Note"), (iv) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $8,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "MB Note", together with the Restated Term Note, the Second Term Note, and the Revolving Note, the "Notes"), (v) a warrant (as amended, the "A Warrant") to acquire up to 150,000 Shares at an exercise price of $.125 per share, subject to certain adjustments; (vi) a warrant (the B Warrant") to acquire up to 61,974,063 Shares at an exercise price of $0.01 per share, subject to certain adjustments;
(vii) a warrant (as amended, the "C Warrant") to acquire up to 400,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments an option, (viii) a warrant (as amended, the "D Warrant") to acquire up to
1,416,667 Shares, at an exercise price of $0.125 per share, subject to certain adjustments; (ix) a warrant (the "E Warrant") to acquire up to 844,497,199 Shares, at an exercise price of $0.01 per share, subject to certain adjustments,
(x) a warrant (as amended, the "F Warrant") to acquire up to 2,200,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xi) a warrant (the "G Warrant") to acquire up to 1,156,850 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xii) a warrant (the "H Warrant") to acquire up to 562,998,132 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xiii) a warrant (as amended, the "I Warrant") to acquire up to 50,662,500 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xiv) a warrant (the "J Warrant", and together with the A Warrant, the B Warrant, the C Warrant, the D Warrant, the E Warrant, the F Warrant, the G Warrant, the H Warrant and the I Warrant, the "Warrants") to acquire up to 49,397,524 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, and (xv) 2,217,372 Shares. Each of the Notes, and each of the Warrants, contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "Issuance Limitation"). The Issuance Limitation may be waived by the Investors upon no less than 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and
David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  884400102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Eugene Grin

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,430,098*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,430,098*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:    2,430,098
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.

Based on 24,325,310 shares of the common stock, par value $0.01 per share (the "Shares") of Thomas Equipment, Inc. a Delaware corporation (the "Company") outstanding, as of December 31, 2007, as disclosed by the Company to the Investors. As of December 31, 2007, Laurus Master Fund, Ltd. (the "Fund"), PSource Structured Debt Limited ("PSource"), Valens U.S. SPV I, LLC ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II" and together with the Fund, PSource, and Valens US, the "Investors") collectively held (i) a Secured Convertible Term Note, as amended and restated, in the aggregate initial principal amount of $6,000,000, which is convertible into Shares, at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Restated Term Note"), (ii) a Secured Convertible Term Note, in the aggregate initial principal amount of $1,900,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Second Term Note"), (iii) a Secured Revolving Note, as amended and restated, in the aggregate initial principal amount of $22,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Revolving Note"), (iv) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $8,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "MB Note", together with the Restated Term Note, the Second Term Note, and the Revolving Note, the "Notes"), (v) a warrant (as amended, the "A Warrant") to acquire up to 150,000 Shares at an exercise price of $.125 per share, subject to certain adjustments; (vi) a warrant (the B Warrant") to acquire up to 61,974,063 Shares at an exercise price of $0.01 per share, subject to certain adjustments;
(vii) a warrant (as amended, the "C Warrant") to acquire up to 400,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments an option, (viii) a warrant (as amended, the "D Warrant") to acquire up to
1,416,667 Shares, at an exercise price of $0.125 per share, subject to certain adjustments; (ix) a warrant (the "E Warrant") to acquire up to 844,497,199 Shares, at an exercise price of $0.01 per share, subject to certain adjustments,
(x) a warrant (as amended, the "F Warrant") to acquire up to 2,200,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xi) a warrant (the "G Warrant") to acquire up to 1,156,850 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xii) a warrant (the "H Warrant") to acquire up to 562,998,132 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xiii) a warrant (as amended, the "I Warrant") to acquire up to 50,662,500 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xiv) a warrant (the "J Warrant", and together with the A Warrant, the B Warrant, the C Warrant, the D Warrant, the E Warrant, the F Warrant, the G Warrant, the H Warrant and the I Warrant, the "Warrants") to acquire up to 49,397,524 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, and (xv) 2,217,372 Shares. Each of the Notes, and each of the Warrants, contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "Issuance Limitation"). The Issuance Limitation may be waived by the Investors upon no less than 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and
David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.


Item 1(a).  Name of Issuer:  THOMAS EQUIPMENT, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            1818 North Farwell Avenue, Milwaukee, Wisconsin 53202


Item 2(a).  Name of Person Filing:

            Laurus Master Fund, Ltd.

     This Schedule 13G, as amended, is also filed on behalf of Laurus Capital Management, LLC, a Delaware limited liability company, PSource Structured Debt Limited, a closed ended company incorporated with limited liability in Guernsey, Valens U.S. SPV I, LLC, a Delaware limited liability company, Valens Offshore SPV II, Corp., a Delaware corporation, Valens Capital Management, LLC, a Delaware limited liability company, Eugene Grin and David Grin. Laurus Capital Management, LLC manages Laurus Master Fund, Ltd and PSource Structured Debt Limited. Valens Capital Management, LLC manages Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by Laurus Master Fund, Ltd., PSource Structured Debt Limited, Valens U.S. SPV I, LLC, and Valens Offshore SPV II, Corp reported on this Schedule 13G, as amended. Information related to each of Laurus Capital Management, LLC, PSource Structured Debt Limited, Valens U.S SPV I, LLC, Valens Offshore SPV II, Corp., Valens Capital Management, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.


Item 2(b).  Address of Principal Business Office or, if None, Residence:
            c/o Laurus Capital Management, LLC, 335 Madison Avenue, 10th Floor, New York, New York 10017

Item 2(c).  Citizenship:   Cayman Islands

Item 2(d).  Title of Class of Securities:  Common Stock


Item 2(e).  CUSIP No.:  884400102


Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the Person Filing is a:

            Not Applicable


Item 4.  Ownership

         (a) Amount Beneficially Owned: 2,430,098*

         (b) Percent of Class:  9.99%*

         (c) Number of Shares as to which the person has:

             (i)  sole power to vote or to direct the vote                    0*

             (ii) shared power to vote or to direct the vote          2,430,098*

            (iii) sole power to dispose or to direct the
                  disposition of                                              0*

             (iv) shared power to dispose or to direct the
                  disposition of                                      2,430,098*


Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not Applicable.


Item 7.  Identification  and  Classification  of  Subsidiary Which  Acquired the
         Securities:

         Not Applicable.


Item 8.  Identification and Classification of Members of the Group:

         Not Applicable.


Item 9.  Notice of Dissolution of Group:

         Not Applicable.


Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



-------------------
THIS SCHEDULE 13G (AMENDMENT NO. 4) IS FILED FOR THE PURPOSE OF AMENDING THE NUMBER OF SHARES OUTSTANDING OF THOMAS EQUIPMENT INC. AND AMENDING THE NUMBER OF SHARES DEEMED BENEFICIALLY OWNED BY THE INVESTORS, EACH AS PREVIOUSLY REPORTED ON AMENDMENT NO. 3 TO SCHEDULE 13G DATED DECEMBER 31, 2007.

Based on 24,325,310 shares of the common stock, par value $0.01 per share (the "Shares") of Thomas Equipment, Inc. a Delaware corporation (the "Company") outstanding, as of December 31, 2007, as disclosed by the Company to the Investors. As of December 31, 2007, Laurus Master Fund, Ltd. (the "Fund"), PSource Structured Debt Limited ("PSource"), Valens U.S. SPV I, LLC ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II" and together with the Fund, PSource, and Valens US, the "Investors") collectively held (i) a Secured Convertible Term Note, as amended and restated, in the aggregate initial principal amount of $6,000,000, which is convertible into Shares, at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Restated Term Note"), (ii) a Secured Convertible Term Note, in the aggregate initial principal amount of $1,900,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Second Term Note"), (iii) a Secured Revolving Note, as amended and restated, in the aggregate initial principal amount of $22,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "Revolving Note"), (iv) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $8,000,000, which is convertible into Shares at a conversion rate of $0.125 per Share, subject to certain adjustments (the "MB Note", together with the Restated Term Note, the Second Term Note, and the Revolving Note, the "Notes"), (v) a warrant (as amended, the "A Warrant") to acquire up to 150,000 Shares at an exercise price of $.125 per share, subject to certain adjustments; (vi) a warrant (the B Warrant") to acquire up to 61,974,063 Shares at an exercise price of $0.01 per share, subject to certain adjustments;

(vii) a warrant (as amended, the "C Warrant") to acquire up to 400,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments an option, (viii) a warrant (as amended, the "D Warrant") to acquire up to
1,416,667 Shares, at an exercise price of $0.125 per share, subject to certain adjustments; (ix) a warrant (the "E Warrant") to acquire up to 844,497,199 Shares, at an exercise price of $0.01 per share, subject to certain adjustments,
(x) a warrant (as amended, the "F Warrant") to acquire up to 2,200,000 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xi) a warrant (the "G Warrant") to acquire up to 1,156,850 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xii) a warrant (the "H Warrant") to acquire up to 562,998,132 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, (xiii) a warrant (as amended, the "I Warrant") to acquire up to 50,662,500 Shares, at an exercise price of $0.125 per share, subject to certain adjustments, (xiv) a warrant (the "J Warrant", and together with the A Warrant, the B Warrant, the C Warrant, the D Warrant, the E Warrant, the F Warrant, the G Warrant, the H Warrant and the I Warrant, the "Warrants") to acquire up to 49,397,524 Shares, at an exercise price of $0.01 per share, subject to certain adjustments, and (xv) 2,217,372 Shares. Each of the Notes, and each of the Warrants, contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "Issuance Limitation"). The Issuance Limitation may be waived by the Investors upon no less than 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and
David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              March 12, 2008
                                              ----------------
                                              Date


                                              LAURUS MASTER FUND, LTD.

                                              By:   /s/ David Grin
                                                 -------------------------------
                                                   David Grin
                                                   Director



      Attention:  Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)

APPENDIX A

A. Name: Laurus Capital Management, LLC, a Delaware limited liability company

   Address:              335 Madison Avenue, 10th Floor
                         New York, New York 10017

   Place of
   Organization:         Delaware


B. Name: PSource Structured Debt Limited, a closed ended company incorporated with limited liability in Guernsey

   Business Address:     335 Madison Avenue, 10th Floor
                         New York, New York 10017

   Place of
   Organization:         Guernsey


C. Name:                 Valens U.S. SPV I, LLC,
                         a Delaware limited liability company

   Business Address:     335 Madison Avenue, 10th Floor
                         New York, New York 10017

   Place of
   Organization:         Delaware


D. Name:                 Valens Offshore SPV II, Corp., a Delaware corporation

   Business Address:     335 Madison Avenue, 10th Floor
                         New York, New York 10017

   Place of
   Organization:         Delaware


E. Name: Valens Capital Management, LLC, a Delaware limited liability company

   Business Address:     335 Madison Avenue, 10th Floor
                         New York, New York 10017

   Place of
   Organization:         Delaware

F. Name:                 Eugene Grin

   Business Address:     335 Madison Avenue, 10th Floor
                         New York, New York 10017

   Principal             Director of Laurus Master Fund, Ltd.
   Occupation:           Principal of Laurus Capital Management, LLC

   Citizenship:          United States


G. Name:                 David Grin

   Business Address:     335 Madison Avenue, 10th Floor
                         New York, New York 10017

   Principal             Director of Laurus Master Fund, Ltd.
   Occupation:           Principal of Laurus Capital Management, LLC

   Citizenship:          Israel

Each of Laurus Capital Management, LLC, PSource Structured Debt Limited, Valens U.S. SPV I, LLC, Valens Offshore SPV II, Corp., Valens Capital Management, LLC, Eugene Grin and David Grin hereby agrees, by their execution below, that the
Schedule 13G, as amended, to which this Appendix A is attached is filed on behalf of each of them, respectively.


PSource Structured Debt Limited

Laurus Capital Management, LLC

By:  Laurus Capital Management, LLC
Individually and as investment manager


/s/ Eugene Grin
--------------------------------
    Eugene Grin
    Principal
    March 12, 2008

Valens U.S. SPV I, LLC

Valens Offshore SPV II, Corp

Valens Capital Management, LLC

By:  Valens Capital Management, LLC
Individually and as investment manager

/s/ Eugene Grin
--------------------------------
    Eugene Grin
    Principal
    March 12, 2008

/s/ Eugene Grin
--------------------------------
    Eugene Grin, on his individual behalf
    March 12, 2008

/s/ David Grin
--------------------------------
    David Grin, on his individual behalf
    March 12, 2008